Exhibit 5.1

Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurth.com

June 17, 2014

Legacy Reserves LP
303 W. Wall St., Suite 1400
Midland, Texas 79701

Ladies and Gentlemen:

We have acted as special counsel to Legacy Reserves LP, a Delaware limited partnership (the “Partnership”), in connection with the offering and sale of up to 7,000,000 8.00% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (including the units to be issued upon exercise of the underwriters’ option to purchase up to 1,050,000 additional units) (the “Series B Preferred Units”) pursuant to the Partnership’s registration statement on Form S-3 (Registration No. 333-194999), filed under the Securities Act of 1933, as amended (the “Securities Act”), filed on and automatically effective on April 2, 2014 (the “Registration Statement”). A prospectus supplement dated June 10, 2014, which together with the accompanying prospectus dated April 2, 2014 shall constitute the “Prospectus,” has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware LP Act”), regulations, corporate records and documents, including the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated effective as of June 17, 2014 (the “Partnership Agreement”), certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Series B Preferred Units will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the underwriting agreement dated June 10, 2014  relating to the offer and sale of the Series B Preferred Units (the “Underwriting Agreement”).

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Series B Preferred Units by the Partnership in accordance with the terms of the Underwriting Agreement has been duly authorized by the general partner of the Partnership and (ii) when the Series B Preferred Units have been issued and delivered in accordance with the terms of the Underwriting Agreement, the Series B Preferred Units will be validly issued, fully paid and non-assessable. We note, however, that a

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holder of Series B Preferred Units (1) may be obligated to repay any funds distributed to it if such holder knew that such funds were wrongfully distributed to it by the Partnership or (2) if certain rights or actions permitted under the Partnership Agreement were deemed by a court to be “participation in control,” such holder of Series B Preferred Units may be held liable for the obligations of the Partnership.

We express no opinion other than as to the federal laws of the United States of America and the Delaware LP Act (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) as in effect and existing on the date hereof.

We consent to the filing by you of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended.

Very truly yours,

/s/ Andrews Kurth LLP